Exhibit 10.2

EXECUTION VERSION

February 22, 2018
KBR, Inc.
601 Jefferson Street
Houston, Texas 77002

Attention:     Mark Sopp, Executive Vice President and Chief Financial Officer

Project Sapphire
Commitment Letter for $2.2 Billion Senior Secured Credit Facilities

Ladies and Gentlemen:
KBR, Inc., a Delaware corporation (“you” or the “Company”), has advised Bank of America, N.A. (“Bank of America” or the “Initial Lender”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with the Initial Lender, the “Commitment Parties”, “we” or “us”) that you intend to consummate the Transactions (as described and defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”)). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Conditions Precedent to Closing Date attached hereto as Exhibit C (the “Conditions Exhibit” and collectively, this commitment letter and all exhibits, addendums and annexes attached hereto, the “Commitment Letter” and each reference to the Commitment Letter shall include a reference to all such exhibits, annexes and addenda attached hereto). You have also advised the Commitment Parties that you intend to finance the Transactions and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Transactions (including the funding of any completion payments in connection with the Ichthys Project (as defined in the Term Sheet)) with cash on hand of the Company and the Senior Credit Facilities as described in the Transaction Description (and that no financing other than the Senior Credit Facilities will be required in connection with the Transactions).
1.COMMITMENTS, ENGAGEMENTS AND TITLES. In connection with the foregoing, and subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit:
(a)The Initial Lender is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Senior Credit Facilities and Bank of America is pleased to advise you of its willingness to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities.
(b)MLPFS is pleased to advise you of its willingness to act as sole and exclusive lead arranger and sole and exclusive bookrunner (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities to form a syndicate of financial institutions (including the Initial Lender; collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities.
(c)You hereby (i) engage Bank of America as sole and exclusive Administrative Agent for the Senior Credit Facilities, (ii) engage MLPFS as the sole and exclusive Lead Arranger for the Senior Credit

98666470_6

Facilities (subject to clause (d) below) and (iii) accept the commitment of the Initial Lender set forth in paragraph 1(a) above.
(d)No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded unless MLPFS and you shall so agree; provided, that (i) on or prior to the date which is ten business days after the date of this Commitment Letter, you will have the right to appoint up to five (or such greater number as MLPFS shall reasonably agree) additional institutions reasonably acceptable to the Lead Arranger (provided that the Lead Arranger acknowledges that the institutions identified in writing as “Approved Arrangers” prior to the date hereof are acceptable) to act as joint-arranger(s), bookrunner(s) and syndication agent(s) in respect of Senior Credit Facilities (each, an “Additional Arranger”), (ii) in no event shall Bank of America and MLPFS have less than 42.25% of the total economics with respect to the Senior Credit Facilities reflected in the Arranger Fee Letter (defined below), (iii) the allocated percentages of total economics reflected in the Arranger Fee Letter for Bank of America, MLPFS and each Additional Arranger shall include all of the economics with respect to the Pro Rata Facilities and all of the economics with respect to the Term B Facility other than a 20% holdback for additional co-agents of the economics with respect to the Term B Facility, (v) each such Additional Arranger’s (or its applicable affiliate’s) several commitment shall be pro rata among the Senior Credit Facilities, (vi) no Additional Arranger (nor any affiliate thereof) shall receive greater economics in respect of any Senior Credit Facilities under the Arranger Fee Letter than that received by Bank of America and/or MLPFS, as applicable, (vii) no compensation other than as provided in this paragraph will be paid to any Additional Arranger in connection with the Senior Credit Facilities unless you and we shall so agree, and (viii) to the extent you appoint Additional Arrangers, the economics allocated (pursuant to the Arranger Fee Letter) to, and the commitment amounts of, the Initial Lender and/or MLPFS, as applicable, in respect of the Senior Credit Facilities will be permanently reduced by the economics under the Arranger Fee Letter allocated to, and the commitment amount of, such Additional Arrangers (or their affiliates), in each case upon the execution and delivery by such Additional Arrangers and you of customary joinder documentation or an amended and restated version of this Commitment Letter and, thereafter, each such Additional Arranger shall constitute an “Initial Lender”, a “Commitment Party” and/or a “Lead Arranger,” as applicable, under this Commitment Letter and under the Arranger Fee Letter. Notwithstanding the foregoing, MLPFS shall have “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities, and shall hold the leading role and responsibilities conventionally associated with such “left” and “highest” placement, including maintaining sole physical books for the Senior Credit Facilities.

2.	SYNDICATION.
(a)The Lead Arranger intends to commence its syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters (defined below), it being understood and agreed that we will not syndicate to (i) any bank, financial institution or other institutional lender identified to us by you in writing and by legal name prior to the date hereof, (ii) any entity that is an actual competitor of the Borrower, the Target or any of their respective subsidiaries identified to us by you in writing and by legal name prior to the date hereof or from time to time after the Closing Date (it being understood that (A) no update shall be permitted between the date hereof and the Closing Date and (B) notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations), and (iii) in the case of each of clauses (i) and (ii), affiliates of any such entities or competitors (other than any such affiliate that is a bona fide debt fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in fixed-income instruments, commercial loans, bonds and similar extensions of credit in the ordinary course of

98666470_6

business with separate fiduciary duties to the investors in such fund or vehicle) that are either (x) clearly identifiable as affiliates on the basis of such affiliate’s legal name or (y) identified in writing and by legal name by notice to the Administrative Agent from you from time to time after the Closing Date (it being understood that (A) no identification under this clause (iii)(y) shall be permitted between the date hereof and the Closing Date and (B) notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations) (collectively, the “Disqualified Lenders”). The list of Disqualified Lenders shall be set forth on the Closing Date as an exhibit to the Facilities Documentation, and any update thereto shall be provided to the Lenders (by posting on the Platform (defined below) or otherwise) by the Borrower and/or the Administrative Agent from time to time. You agree, until the Syndication Assistance Termination Date, to actively assist (and to cause your representatives and advisors to actively assist, and to use your commercially reasonable efforts to cause the Target and its representatives and advisors to actively assist) the Lead Arranger in achieving a Successful Syndication (as defined in the Arranger Fee Letter). Such assistance shall include your (i) providing, and causing your representatives and your advisors to provide (and using your commercially reasonable efforts to cause the Target and its representatives and advisors to provide), the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by you and your and advisors (and, consistent with the Purchase Agreement, the Target and its advisors), or on your or their behalf, relating to the Transactions, (ii) assisting, and causing your representatives and advisors to assist (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to cause the Target and its representatives and advisors to assist), in the preparation of customary confidential information memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing banking and lending relationships and, to the extent consistent with the Purchase Agreement, the existing banking and lending relationships of the Target and its affiliates, (iv) using your commercially reasonable efforts to procure both (A) a rating for the Senior Credit Facilities referred to in the Term Sheet and (B) a corporate family rating for the Company and its subsidiaries (giving effect to the Transactions) from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., and (v) making your officers and advisors, and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to make appropriate members of management of the Target, available from time to time to attend and make presentations regarding the business and prospects of the Company, the Target and their subsidiaries and the Transactions, as appropriate, at one or more meetings of prospective Lenders, in each case upon reasonable notice and at reasonable times. Notwithstanding anything to the contrary contained in this Commitment Letter or either Fee Letter, but subject to (and without limiting) the conditions expressly set forth in the Conditions Exhibit related to the “Marketing Period,” neither your obligations to assist in efforts with respect to syndicating the Senior Credit Facilities as provided herein nor the syndication of, assignment of or receipt of commitments or participations in respect of all or any portion of the Initial Lender’s commitments hereunder shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date.
(b)It is understood and agreed that MLPFS will manage and control all aspects of the syndication of the Senior Credit Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender or affiliate thereof participating in the Senior Credit Facilities will receive compensation from you, the Target, or any of your

98666470_6

or their respective subsidiaries or affiliates in order to obtain its consent or commitment, except on the terms contained herein (including with respect to Additional Arrangers), in the Term Sheet and in the Arranger Fee Letter unless approved in writing by the Commitment Parties. It is also understood and agreed that the distribution of the fees contemplated in the Arranger Fee Letter among the Lenders will be at the sole and absolute discretion of MLPFS.
(c)Notwithstanding the right of the Lead Arranger to syndicate the Senior Credit Facilities and receive commitments with respect thereto, except in the case of an assignment to an Additional Arranger (or its lending affiliate) in accordance with this Commitment Letter, (i) the Commitment Parties (including any Additional Arranger) shall not be relieved, released or novated from their respective obligations hereunder, including their obligations to fund their commitment to the Senior Credit Facilities on the Closing Date, in connection with any syndication, assignment or participation of the Senior Credit Facilities, including their respective several commitments in respect thereof as set forth in paragraph 1(a) above, until after the initial funding of the Senior Credit Facilities on the Closing Date and (ii) the Commitment Parties (including any Additional Arranger) shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Senior Credit Facilities on the Closing Date has occurred, in each case unless you otherwise agree in writing (including, without limitation, pursuant to any revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any institutions executed pursuant to Section 1(d) above).
(d)You agree that from the date of this Commitment Letter until the Syndication Assistance Termination Date, without the consent of the Majority Lead Arrangers (defined below), neither you nor your subsidiaries will undertake any offering, placement, arrangement or syndication of any senior bank financing or debt securities that would reasonably be expected to materially impair the primary syndication of (including by replacement of all or any portion of) the Senior Credit Facilities; provided that indebtedness of you and your subsidiaries incurred in the ordinary course of business, including short term debt for working capital, capital leases, purchase money debt, project financings and equipment financings, and any deferred purchase price obligations, in an aggregate amount not to exceed $20,000,000 (which cap shall not apply for refinancing indebtedness, borrowings (under the Existing Borrower Credit Agreement or otherwise) expected to be repaid with the proceeds of the Senior Credit Facilities or deferred purchase price obligations) will, in each case, not be deemed to materially impair the primary syndication of the Senior Credit Facilities. “Majority Lead Arrangers” means MLPFS and, if necessary, one or more Additional Arrangers that (including MLPFS), on any date of determination, hold at least a majority of the aggregate amount of outstanding financing commitments in respect of the Senior Credit Facilities.
(e)The provisions of this Section 2 shall remain in full force and effect until the earliest of (i) 60 days following the Closing Date, (ii) the completion of a Successful Syndication and (iii) the termination of this Commitment Letter pursuant to Section 12 hereof other than as a result of the occurrence of the Closing Date (the earliest of such dates the “Syndication Assistance Termination Date”).

3.	CONDITIONS.
(a)The commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit.
(b)Notwithstanding anything in this Commitment Letter, either Fee Letter, the definitive documentation for the Senior Credit Facilities (the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations

98666470_6

relating to you, the Target and your respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (A) the representations made by the Target and/or the Sellers, or any of their respective subsidiaries or affiliates, with respect to the Target and its subsidiaries and affiliates in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right to terminate your and/or their obligations under the Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Purchase Agreement, as a result of a breach of such representation in the Purchase Agreement, determined without regard to any cure period or whether any notice is required to be delivered by you, the Target or any of your or their affiliates party to the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied or waived by MLPFS and each Additional Arranger (it being understood that, to the extent any Collateral is not provided, or the lien on any such Collateral is not perfected, on the Closing Date under the Senior Credit Facilities after your and your subsidiaries’ and affiliates’ respective use of commercially reasonable efforts to do so without undue burden or expense, the provision of such Collateral or perfection of such lien shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be provided (or perfected) after the Closing Date within a customary time period for such collateral to be mutually agreed by the Company and the Administrative Agent, but in any event not less than 90 days after the Closing Date (unless otherwise mutually agreed by the Company and the Administrative Agent acting reasonably)); provided that, notwithstanding the foregoing, each of the following shall be required on the Closing Date: (1) the execution and delivery of a guaranty agreement by each Guarantor (in each case governed by the laws of a state of the U.S.), (2) the execution and delivery of an appropriate personal property security agreement or other granting document by each Grantor (in each case governed by the laws of a state of the U.S.), (3) the delivery of UCC financing statements with respect to each Grantor (or an authorization permitting the Administrative Agent to file UCC financing statements with respect to each such Grantor), and (4) the pledge and perfection by possession (including the provision of an applicable stock power or similar instrument of transfer under applicable U.S. law) of the security interest in the certificated equity interests of each domestic restricted subsidiary of any Grantor that are required to be pledged as Collateral (provided that such certificated equity securities to the extent relating to the Target and its subsidiaries will be required to be delivered on the Closing Date only to the extent received from the Target after your use of commercially reasonable efforts to do so or without undue burden or expense). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to (A) legal existence of each of the Loan Parties, (B) power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties’ entering into and performance of the Facilities Documentation, (C) no conflicts with or consents under any Loan Party’s organizational documents (limited to the entry into the Senior Credit Facilities, the borrowings thereunder and the granting of guarantees and liens in the Collateral to secure the Senior Credit Facilities), (D) solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date (giving effect to the Transactions to be defined in a manner consistent with Annex I to Exhibit C), (E) use of proceeds not violating the PATRIOT Act, OFAC, FCPA and anti-corruption laws, (F) compliance with federal reserve margin regulations, (G) status of the Loan Parties under the Investment Company Act, and (H) creation, validity and perfection of security interests in the Collateral (except to the extent any such Collateral is not required to be provided or perfected on the Closing Date pursuant to the provisions of the preceding sentence). This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision.”

4.	INFORMATION.

98666470_6

(a)You represent and warrant (it being understood that such representation and warranty, to the extent made on or prior to the Closing Date, shall be made with respect to the Target to your knowledge) that (i) all financial projections and other forward-looking information concerning the Company and its subsidiaries (including the Target and its subsidiaries) that have been or are hereafter made available to the Commitment Parties or any of the Lenders by or on behalf of you or any of your subsidiaries or representatives (including by the Target or any of its subsidiaries or representatives) in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to any Commitment Party or any Lender (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material) and (ii) all information, other than Projections and other information of a general economic or industry specific nature, that has been or is hereafter made available to any of the Commitment Parties or any of the Lenders by or on behalf of you or any of your subsidiaries or representatives (including by the Target or any of its subsidiaries or representatives) in connection with any aspect of the Transactions (the “Information”), when taken as a whole and together with your filings with the Securities and Exchange Commission, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. You agree that if, at any time from the date hereof until the later of the Closing Date and the Syndication Assistance Termination Date, you become aware that any of the representations and warranties in the immediately preceding sentence would be incorrect if the Information or Projections were being made available, and such representations and warranties were being made, at such later time, then reasonably promptly after becoming aware thereof (but in no event later than the Closing Date or the Syndication Assistance Termination Date, as applicable) you will make available (and, consistent with the Purchase Agreement, with respect to the Target and its subsidiaries, use your commonly reasonable efforts to make available) to the Commitment Parties such supplements to the Information and/or Projections (with respect to the Target and its subsidiaries prior to the Closing Date, to your knowledge) so that such representations and warranties in the immediately preceding sentence are correct as of the time you make available such supplemental Information and/or Projections. The provisions of the immediately preceding sentence shall remain in full force and effect until the later of the Closing Date and the occurrence of the Syndication Assistance Termination Date. In issuing their commitments hereunder and in arranging and syndicating the Senior Credit Facilities, you acknowledge that each of the Commitment Parties is and will be using and relying on the Information and Projections without independent verification thereof. For the avoidance of doubt, the accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the availability and funding of the Senior Credit Facilities on the Closing Date.
(b)You acknowledge that (i) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system (a “Platform”) and (ii) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company and its subsidiaries (including the Target and its subsidiaries), their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

98666470_6

(c)Before distribution of any Information Materials (i) to prospective Private Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Information Materials and (ii) to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
(d)You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (ii) notifications of changes to the Senior Credit Facilities’ terms and (iii) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the Facilities Documentation. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
5.EXPENSES. By executing this Commitment Letter, you agree to reimburse the Commitment Parties on the Closing Date, to the extent invoiced at least three business days (or such shorter time as you may agree) prior to the Closing Date (or, in the event this Commitment Letter is terminated in accordance with Section 12 without the Closing Date occurring, thereafter on demand) for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of (i) McGuireWoods LLP (or any other replacement counsel, if applicable, engaged by Bank of America and MLPFS in lieu thereof), as primary counsel to Bank of America and MLPFS (on behalf of the Commitment Parties), (ii) one firm of special and/or regulatory counsel retained by Bank of America and MLPFS (on behalf of the Commitment Parties) in each applicable specialty or regulatory area, and (iii) one firm of local counsel retained by Bank of America and MLPFS (on behalf of the Commitment Parties) in each applicable jurisdiction (but not any other counsel without your consent) and (b) reasonable and documented out-of-pocket due diligence expenses) incurred by the Commitment Parties in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the Facilities Documentation, and with any other aspect of the Transactions and any of the other transactions contemplated thereby, whether or not the transactions contemplated hereunder are consummated or the Senior Credit Facilities are made available or the Facilities Documentation is executed. You acknowledge that one or more of the Commitment Parties may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
6.INDEMNIFICATION. You agree to indemnify and hold harmless the Commitment Parties, each Lender, each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated hereby or thereby or (b) the Senior

98666470_6

Credit Facilities, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense shall have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, trustees, administrators, managers, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of its obligations by such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, trustees, administrators, managers, advisors or other representatives under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) a dispute solely among Indemnified Parties not arising from any act or omission by you or any of your affiliates (other than a claim against any Commitment Party solely in its capacity as an Arranger or Agent or any similar capacity under any of the Senior Credit Facilities); provided that, in the case of legal expenses, your obligations under this Section 6 shall be limited to the reasonable and documented fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise, and such additional counsel are necessary to resolve such conflicts and are notified in writing to you. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Target, any of your or its respective subsidiaries, equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.
In no event shall any party hereto or any of their respective affiliates or their or their affiliates’ partners, officers, directors, employees agents, trustees, administrators, managers, advisors or other representatives be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) arising out of, related to or in connection with any aspect of the Transactions; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages to the extent set forth in the immediately preceding paragraph.
7.CONFIDENTIALITY.
(a)Each of this Commitment Letter, the arranger fee letter among you and the Commitment Parties of even date herewith (the “Arranger Fee Letter”) and the agent fee letter among you, Bank of America and MLPFS of even date herewith (the “Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”), and the contents hereof and thereof are confidential and shall not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) to your directors, officers, employees, attorneys, accountants and other professional advisors (collectively, “Representatives”) in connection with the Transactions, provided that each such person is advised of its obligation to retain such information as confidential, (ii) this Commitment Letter and the Arranger Fee Letter may be disclosed to the Sellers, the Target, their respective subsidiaries and their respective Representatives in connection with their consideration of the Acquisition and the Transactions provided that (x) any information relating to

98666470_6

pricing, fees, expenses or “market flex” has been redacted in a customary manner, and (y) each such person is advised of its obligation to retain such information as confidential, (iii) in any legal, judicial or administrative proceeding or as otherwise required by law, regulation or the applicable rules of any stock exchange, or as requested by a governmental authority (including, for the avoidance of doubt, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; provided that neither of the Fee Letters or the contents thereof shall not be included in any such disclosure in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, but to the extent required by applicable law, the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials) (in which case you agree, to the extent determined by you in good faith to be permitted by law, to inform us promptly in advance thereof), (iv) this Commitment Letter and the existence and contents of this Commitment Letter (but not either of the Fee Letters or the contents thereof) may be disclosed to rating agencies in connection with their review of the Senior Credit Facilities and in any syndication or other marketing materials in connection with the Senior Credit Facilities (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials), (v) this Commitment Letter and the existence and contents of this Commitment Letter (but not either of the Fee Letters or the contents thereof) may be disclosed to any prospective Lenders or prospective participants (including any Additional Arranger or prospective Additional Arranger), (vi) the Arranger Fee Letter (but not the Agent Fee Letter or the contents thereof) and the existence and contents of the Arranger Fee Letter may be disclosed to any institution in connection with the potential appointment of such institution as an Additional Arranger pursuant to the terms hereof (so long as such institution has been approved by the Lead Arranger as an Additional Arranger as set forth above (provided that the Lead Arranger acknowledges that the institutions identified in writing as “Approved Arrangers” prior to the date hereof are acceptable)), (vii) you may disclose this Commitment Letter and the Fee Letters in connection with protecting or enforcing your rights hereunder or under the Fee Letters, and (viii) you may disclose the existence and contents of this Commitment Letter to the extent such information becomes publicly available other than by reason of improper disclosure by you or any of your Representatives in violation of any confidentiality obligations hereunder; provided that with respect to clauses (iv) through (vi), such disclosure shall be permitted only after your acceptance of this Commitment Letter and the Fee Letters in accordance with Section 12 hereof.
(b)Each of the Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter in connection with the Transactions and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Company or the Target any of their respective subsidiaries or any of their respective obligations, (ii) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as requested or required by applicable law, rule or regulation or as requested or required by a governmental authority (in which case the relevant Commitment Party agrees promptly to notify the Company thereof, in advance, to the extent practicable and permitted by law, rule or regulation), (iii) upon the request or demand of any governmental agency or regulatory authority having (or purporting to have) jurisdiction over any Commitment Party or any of its affiliates (including, without limitation, bank and securities examiners and any self-regulatory authority, such as the National Association of Insurance Commissioners) or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of any Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank or securities regulatory

98666470_6

authority exercising examination or regulatory authority) promptly to notify the Company, in advance, thereof to the extent practicable and permitted by law, rule or regulation), (iv) to any Commitment Party’s affiliates and the partners, directors, officers, employees, agents, trustees, advisors and other representatives of such Commitment Party and its affiliates (collectively, “CP Representatives”) on a “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are directed by such Commitment Party to keep such information confidential in a manner consistent with the terms of this Commitment Letter, (v) to the extent such information becomes publicly available other than by reason of improper disclosure by any Commitment Party (and the relevant disclosing Commitment Party is aware of such improper disclosure) in breach of this Commitment Letter, (vi) for purposes of establishing a “due diligence” defense, (vii) to the extent that such information is or was received by any Commitment Party or its CP Representatives from a third party that is not known by such Commitment Party or such CP Representative to have disclosed such information in violation of a confidentiality obligations owing to you, (viii) to enforce its rights hereunder or under any Fee Letter to which it is a party, (ix) to the extent that such information is independently developed by any Commitment Party or any of its CP Representatives and (x) with your prior written consent; provided further that the disclosure of any such information to any prospective Lenders, participants or assignees or any direct or indirect counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee or direct or indirect counterparty to any swap or derivative transaction that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, and in the event of any electronic access through any Platform shall require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof; provided that no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender (and is not already a Lender). Notwithstanding anything to the contrary herein, unless otherwise terminated earlier (including pursuant to Section 9(a) below), the obligations of the Commitment Parties under this paragraph shall terminate on the date that is two years from the date of this Commitment Letter.

8.	OTHER SERVICES.
(a)You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you, the Target or your or its respective affiliates and representatives to any of their other customers and that they will treat confidential information relating to you, the Target and your and its respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target or any of your or their respective affiliates that is or may come into the possession of any Commitment Party or any of such affiliates.
(b)In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) (A) the Senior Credit Facilities and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent

98666470_6

you have deemed appropriate, and (C) you are capable of evaluating, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

9.	SURVIVAL.
(a)The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that upon execution of the Facilities Documentation for any of the Senior Credit Facilities, your reimbursement and indemnification obligations hereunder, and your and our confidentiality obligations hereunder (other than your confidentiality obligations related to the disclosure of this Commitment Letter and either Fee Letter), shall in each case, to the extent covered thereby, be superseded and deemed replaced by the corresponding provisions contained in the applicable Facilities Documentation for such Senior Credit Facilities.
(b)In the event the Closing Date occurs prior to the occurrence of the Syndication Assistance Termination Date, your obligations to assist in the syndication of the Senior Credit Facilities set forth in Section 2 and the representations and warranties and other provisions of Section 4 with respect to the syndication of the Senior Credit Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.
10.GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ETC. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of Material Adverse Effect under the Purchase Agreement and the determination of whether there shall have occurred a Material Adverse Effect (as provided in the Purchase Agreement), (b) the determination of whether the Acquisition has been consummated as contemplated by the Purchase Agreement, and (c) the determination of whether the representations and warranties made by the Selling Parties (as defined in the Purchase Agreement) and the Target in the Purchase Agreement are accurate, and whether any inaccuracy thereof entitles you or your applicable affiliates to terminate your and/or their obligations under the Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Purchase Agreement, shall in each case be determined in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereunder. Each of you and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, either Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. Each of you and each Commitment Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating

98666470_6

to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or either Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, either Fee Letter, the Transactions and/or the other transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Company or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of you and each Commitment Party agrees that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of you and each Commitment Party waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

11.	MISCELLANEOUS.
(a)This Commitment Letter and the Fee Letters may each be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or either Fee Letter by telecopier, facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof.
(b)This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you and your affiliates (including the Target and any of its affiliates) with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.
(c)This Commitment Letter is not assignable by the parties hereto (other than, with respect to the Commitment Parties, to an Additional Arranger) without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided that notwithstanding paragraph 2 of this Commitment Letter or any other provision hereof to the contrary, the parties hereby agree that MLPFS may, without notice to the Borrower or any other party to this Commitment Letter, assign its rights and obligations under this Commitment Letter and/or either Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.
(d)The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you (and the other Loan Parties), which information includes your name and address and other information that will allow the Commitment Parties to identify you in accordance with the Act.
(e)Neither the Commitment Letter nor either Fee Letter may be amended, or any provision hereof waived or modified, except in an instrument in writing signed by you and by each Commitment Party that is party to the affected document.

98666470_6

12.ACCEPTANCE/EXPIRATION OF COMMITMENTS. This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:59 p.m. (New York City time) on February 22, 2018 unless you execute this Commitment Letter and each Fee Letter and return them to the Commitment Parties party thereto prior to that time (which may be by facsimile transmission or .pdf), whereupon this Commitment Letter and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (i) the date that is 120 days after the date of this Commitment Letter, unless the Closing Date occurs on or prior thereto, (ii) if the closing of the Acquisition occurs prior to the Closing Date and without the use of the Senior Credit Facilities, the date that is 15 days after the consummation of the Acquisition (or, if later, April 15, 2018), unless the Closing Date occurs on or prior thereto, and (iii) the date the Purchase Agreement terminates by its terms without the consummation of the Acquisition (such earliest date, the “Outside Date”).
THIS WRITTEN AGREEMENT (WHICH INCLUDES THE TERM SHEET AND THE OTHER EXHIBITS) AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.

By:    /s/ Jeannette Lu
Name:    Jeannette Lu
Title:    Director

MERILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:    /s/ Mark D. Halmrast
Name:    Mark Halmrast
Title:    Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

KBR, INC.

By:    /s/ Mark Sopp
Name:    Mark Sopp
Title:    EVP/CFO

EXECUTION VERSION
EXHIBIT A
(to Commitment Letter dated as of February 22, 2018)
PROJECT SAPPHIRE
KBR, INC.
TRANSACTION DESCRIPTION
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used. All references to “dollars” or “U.S. dollars” or “$” in the Commitment Letter or in any exhibit or annex attached thereto shall mean the lawful currency of the United States of America.
KBRwyle Technology Solutions, LLC, a newly created limited liability company organized under the laws of Delaware and a direct or indirect subsidiary of the Borrower (“Invesco”), intends to acquire (the “Acquisition”) 100% of the issued and outstanding equity interests of a company previously identified to the Lead Arranger (the “Target”), from the existing equity holder of the Target (the “Seller”) pursuant to that certain Stock Purchase Agreement, dated as of February 22, 2018, by and among Invesco, Target, Seller, the shareholders of Seller named therein and the Seller’s representative and guarantor named therein (the “Purchase Agreement”), so that, after giving effect to the Acquisition, the Borrower will own 100% of the issued and outstanding equity interests of the Target.
In connection with the foregoing, it is intended that:

1.	The Borrower will establish Invesco to consummate the Acquisition from the Seller of 100% of the issued and outstanding equity interests of the Target.

2.
The Borrower will obtain (i) the Term A Facility described in Exhibit B to the Commitment Letter, (ii) the Term B Facility described in Exhibit B to the Commitment Letter, (iii) the Revolving Credit Facility described in Exhibit B to the Commitment Letter and (iv) the PLOC Facility described in Exhibit B to the Commitment Letter.

3.
On or prior to the Closing Date, the Borrower will use (a) a portion of the proceeds of the Term B Facility and cash on hand (i) to repay in full all obligations and commitments under the Existing Borrower Credit Agreement (as defined below), and all commitments to extend credit under such credit agreements will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released and all letters of credit terminated (other than those grandfathered into, backstopped by or cash collateralized under the Senior Credit Facilities) (collectively, the “Refinancing”), (ii) to pay the consideration for the Acquisition to the Seller in accordance with the Purchase Agreement (including the repayment in full and termination of the Existing Target Credit Agreement (as defined in Exhibit C)) and (iii) to pay the fees and expenses incurred in connection with the Transactions (as defined below) and (b) a portion of the proceeds of the PLOC Facility to replace, backstop or continue certain letters of credit outstanding under the Existing Borrower Credit Agreement and bilateral letter of credit facilities of the Borrower and its subsidiaries. The “Existing Borrower Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 25, 2015 by and among the Borrower, Citibank, N.A., as administrative agent, and the lenders and other parties party thereto (as amended through the date of the Commitment Letter).

4.
On and/or after the Closing Date, the Borrower will use the proceeds of the Term A Facility solely to fund completion payments required to be funded by it in connection with the completion of the Ichthys Onshore LNG export facility in Darwin, Australia (the “Ichthys Project”) and/or to reimburse itself on or around the Closing Date for any such completion payments funded by it prior to the Closing Date, which the Borrower is executing through its 30% ownership of a joint venture with JGC Corporation and Chiyoda Corporation.

The transactions described above (other than those in clause 4 to occur after the Closing Date) are collectively referred to as the “Closing Date Transactions” and the Closing Date Transactions collectively with those transactions described in clause 4 to occur after the Closing Date are referred to as the “Transactions”.

EXHIBIT B
(to Commitment Letter dated as of February 22, 2018)

SUMMARY OF TERMS AND CONDITIONS
PROJECT SAPPHIRE
KBR, INC.
$2.2 BILLION SENIOR SECURED CREDIT FACILITIES

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

BORROWER:	KBR, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:
The obligations of the Borrower under the Senior Credit Facilities, and any treasury management, interest protection or other hedging arrangements entered into by the Borrower or any subsidiary of the Borrower with a Lender (or any affiliate thereof), will each be guaranteed by the Borrower and each existing and future direct and indirect Material Domestic Subsidiary (as defined below) of the Borrower (collectively, the “Guarantors” and together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”). All guarantees will be guarantees of payment and not of collection.

“Material Domestic Subsidiary” means each wholly-owned domestic subsidiary of the Borrower that is not an Excluded Subsidiary (to be defined substantially consistently with the Existing Borrower Credit Agreement but to also include any bankruptcy remote special purpose receivables entity or captive insurance company designated by the Borrower and permitted under the Facilities Documentation) and individually represents greater than or equal to 5% of the total revenue of the Borrower and its domestic subsidiaries; provided that in any event the Material Domestic Subsidiaries and the Borrower on a combined basis shall represent at least 95% of the total revenue of the Borrower and its domestic subsidiaries.
ADMINISTRATIVE AND

COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent for the Senior Credit Facilities (the “Administrative Agent”).

SYNDICATION AGENTS:	To be determined.
LEAD ARRANGER AND

BOOKRUNNER:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, the “Lead Arranger”) will act as sole lead arranger and sole bookrunner (subject to the appointment of an Additional Arranger in accordance with the terms of the Commitment Letter).

LENDERS:
Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger and the Administrative Agent selected in consultation with the Borrower (collectively, the “Lenders”).

SENIOR CREDIT

FACILITIES:	An aggregate principal amount of $2.2 billion will be available through the following facilities:
Term A Facility: a five-year term loan A facility in an aggregate principal amount (determined on the Closing Date) equal to $400 million (the “Term A Facility”), which will be available to the Borrower in US dollars and/or Australian dollars in multiple drawdowns during the period from the Closing Date until the Term A Commitment Termination Date (as defined below); provided that the aggregate principal amount of the Term A Facility on the Closing Date shall be reduced as further described below in the section titled MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS.
Term B Facility: a seven-year $800 million term loan B facility (the “Term B Facility” and together with the Term A Facility, the “Term Loan Facilities”), all of which will be drawn by the Borrower in U.S. dollars on the Closing Date; provided that the aggregate principal amount of the Term B Facility on the Closing Date shall be reduced as further described below in the section titled MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS.
Revolving Credit Facility: a $500 million revolving credit facility (the “Revolving Credit Facility”), available in U.S. dollars or Alternative Currencies (as defined below) from time to time from the Closing Date (subject to a limit on availability on the Closing Date solely for loans necessary to fund any additional upfront fees or original issue discount payable pursuant to the market flex terms of the Arranger Fee Letter) until the fifth anniversary of the Closing Date, all of which will be available for loans and for the issuance of standby performance letters of credit (each a “Performance Letter of Credit”), and which will include a $150 million sublimit for the issuance of standby financial letters of credit (each a “Financial Letter of Credit”) and commercial letters of credit (each a “Commercial Letter of Credit” and together with each Performance Letter of Credit and Financial Letter of Credit, each a “Letter of Credit”). The entire Revolving Credit Facility shall be available for the making of loans and the issuance of Letters of Credit in Alternative Currencies.
Letters of Credit under the Revolving Credit Facility will be issued (in each case, subject to an individual sublimit with respect to each such issuer to be agreed) by Bank of America and up to five additional Lenders under the Revolving Credit Facility from time to time (in such capacity, each such Lender a “RCF Fronting Bank”) and Swingline Loans may be made available by Bank of America, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan issued under the Revolving Credit Facility.
PLOC Facility: in addition to the availability of the Revolving Credit Facility for the issuance of Performance Letters of Credit, an additional $500 million performance letter of credit facility, available from time to time until the fifth anniversary of the Closing Date (the “PLOC Facility”, and together with the Term Loan Facilities and the Revolving Credit Facility, the “Senior Credit Facilities”), which will be available solely for the issuance of Performance Letters of Credit in U.S. dollars or Alternative Currencies. Performance Letters of Credit will be issued (in each case, subject to an individual sublimit with respect to each such issuer to be agreed) by Bank of America and any other Lender under the PLOC Facility from time to time (in such capacity, each such Lender a “PLOC Facility Fronting Bank”), and each of the Lenders under the PLOC Facility will purchase an irrevocable and unconditional participation in each Performance Letter of Credit issued under the PLOC Facility.

SWINGLINE OPTION:
Swingline Loans may be made available in U.S. dollars on a same day basis in an aggregate amount not exceeding $25 million and in minimum amounts of $100,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

DELAYED DRAW
MECHANICS FOR TERM

LOAN A FACILITY:	The Term A Facility will be made available on a delayed draw basis after the Closing Date, and the following shall apply:

•	The Term A Facility shall be made available in drawings to be made not more than once in any month or than later than June 30, 2019, and in minimum amounts of $10,000,000.

•
All commitments to the Term A Facility shall automatically terminate on the earliest of (a) the date the maximum aggregate principal amount of the commitments under the Term A Facility has been drawn, (b) the date the Borrower voluntarily terminates any undrawn commitment under the Term A Facility and (c) June 30, 2019 (such date, the “Term A Commitment Termination Date”).

MULTICURRENCY

OPTION:
Multicurrency borrowings under the Revolving Credit Facility will be available in each of Euro, Sterling, Yen and Australian Dollars. In addition, the Borrower may from time to time request that revolving advances be made by the Revolving Lenders in a currency other than those specifically listed; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and all Revolving Lenders. All such currencies are referred to herein as the “Alternative Currencies”. Multicurrency loans will be available on four business days’ notice to the Administrative Agent (or five business days’ notice in the case of certain designated currencies requiring additional notice).

Loan fundings and payments in respect of non-U.S. dollar loans under the Revolving Credit Facility will be made in the applicable foreign currency.

INCREMENTAL FACILITIES:
After the Closing Date, the Borrower will be permitted at any time (a) on or after January 1, 2019, to (x) add one or more incremental term loan facilities to the Senior Credit Facilities and/or increase any Term Loan Facility (each, an “Incremental Term Loan Facility”) and/or (y) increase the commitments under the Revolving Credit Facility (the “Incremental Revolving Increases”) and/or (b) after the Closing Date, to increase the commitments under the PLOC Facility (the “Incremental PLOC Increases”, and together with the Incremental Term Loan Facilities and the Incremental Revolving Increases, the “Incremental Facilities”), provided that:

(i)	no Lender will be required or otherwise obligated to provide any portion of any such Incremental Facility;

(ii)
no default or event of default exists immediately prior to or after giving effect to any such Incremental Facility, provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate any acquisition or other investment the consummation of which is not conditioned on the availability of financing (a “Limited Condition Transaction”), then at the election of the Borrower and with the consent of the lenders providing such Incremental Facility, such condition may be measured on the date of entering into of the definitive documentation for such Limited Condition Transaction, provided further that in no event shall any payment or bankruptcy event of default exist immediately prior to or after giving effect to such Incremental Facility and such Limited Condition Transaction;

(iii)
the aggregate principal amount for all Incremental PLOC Increases (and no other Incremental Facilities, which shall be governed by clause (iv) below, and not subject to this clause (iii)) shall not exceed $250 million (each of which shall be in a minimum principal amount of $25 million);

(iv)
the aggregate principal amount for all Incremental Facilities other than Incremental PLOC Increases (which shall be governed by clause (iii) above, and not subject to this clause (iv)) shall not exceed $250 million (each of which shall be in a minimum principal amount of $25 million) and after giving pro forma effect thereto (and assuming that the commitments under such Incremental Facility are fully drawn) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, the Consolidated Secured Leverage Ratio (ratio of consolidated funded secured indebtedness to EBITDA, with financial definitions to be agreed) shall not exceed 2.75 to 1.00; provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate a Limited Condition Transaction, then at the election of the Borrower and with the consent of the lenders providing such Incremental Term Loan Facility, such ratio may be measured on the date of entering into of the definitive documentation for such Limited Condition Transaction;

(v)
without limitation of the condition in clause (iv) above, the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and assuming that the commitments under such Incremental Facility are fully drawn other than Incremental PLOC Increases) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, with the Financial Covenants; provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate a Limited Condition Transaction, then at the election of the Borrower and with the consent of the lenders providing such Incremental Term Loan Facility, such compliance may be measured on the date of entering into of the definitive documentation for such Limited Condition Transaction; provided further that upon such an election by the Borrower, on any date of measurement of any of the Financial Covenants for any purpose after such date (and prior to the earlier of (i) the consummation of such Limited Condition Transaction or (ii) the termination of the definitive agreement for such Limited Condition Transaction without the consummation thereof), the requisite Financial Covenant levels shall be required to be satisfied both by taking into account, and without taking into account, such Limited Condition Transaction and such Incremental Term Loan Facility;

(vi)
any Incremental Term Loan Facility in the nature of a “term A facility” (as determined by the Administrative Agent and the Borrower, taking into account maturity and applicable rates with respect thereto) (A) shall have a final maturity date no earlier than the maturity date of the Term A Facility (or, if applicable and later, any prior Incremental Term Loan Facility in the nature of a “term A facility”), (B) shall have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term A Facility (or, if applicable and longer, any prior Incremental Term Loan Facility in the nature of a “term A facility); and (C) may have such other terms not inconsistent with clauses (A) and (B) above as may be agreed among the Borrower, the Administrative Agent and the Lenders providing such Incremental Term Loan Facility in the nature of a “term A facility”; provided that any such Incremental Term Loan Facility will be pari passu to the remainder of the Senior Credit Facilities as to voting, rights of payment and (unless otherwise agreed to be treated less than ratably by the lenders providing such Incremental Facility) rights of prepayment;

(vii)
any Incremental Term Loan Facility in the nature of a “term B facility” (as determined by the Administrative Agent and the Borrower, taking into account maturity and applicable rates with respect thereto) (A) shall have a final maturity date no earlier than the maturity date of the Term B Facility (or, if applicable and later, any prior Incremental Term Loan Facility in the nature of a “term B facility”), (B) shall have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term B Facility (or, if applicable and longer, any prior Incremental Term Loan Facility in the nature of a “term B facility); (C) shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on such Incremental Term Loan Facility (after any related increase of pricing on the existing term loans) does not exceed the then-applicable yield on the Term B Facility (or any prior Incremental Term Loan Facility in the nature of a “term B facility”) by more than 50 basis points per annum (which, for the purposes of this clause (C) shall be deemed to include all upfront and similar fees and original issue discount payable to the Lenders providing such Incremental Term Loan Facility (applied relative to the upfront and similar fees and original issue discount paid on the Closing Date to the Lenders that provided the applicable term B facility) and shall take into account any LIBOR floor but shall not include any arrangement fees and similar fees); and (D) may have such other terms not inconsistent with clauses (A), (B) and (C) above as may be agreed among the Borrower, the Administrative Agent and the Lenders providing such Incremental Term Loan Facility; provided that any such Incremental Term Loan Facility will be pari passu to the remainder of the Senior Credit Facilities as to voting, rights of payment and (unless otherwise agreed to be treated less than ratably by the lenders providing such Incremental Facility) rights of prepayment;

(viii)
each (A) Incremental Revolving Increase shall have the same terms and be pursuant to the same documentation as the Revolving Credit Facility except for such upfront fees as may be agreed between the Lenders providing such Incremental Revolving Increase and the Borrower; and (B) Incremental PLOC Increase shall have the same terms and be pursuant to the same documentation as the PLOC Facility except for such upfront fees as may be agreed between the Lenders providing such Incremental PLOC Increase and the Borrower;

(ix)
any such Incremental Facility shall not have guarantees from any entities that have not guaranteed the initial Senior Credit Facilities and shall not be secured by assets other than the Collateral (as defined below) or on a basis senior to the initial Senior Credit Facilities;

(x)
all representations and warranties in the Facilities Documentation shall be true and correct in all material respects (or, with respect to those modified by materiality standards, in all respects) on and as of the date of incurrence of any Incremental Facility (or, with respect to any representations and warranties that expressly refer to an earlier date, as of such earlier date); provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate a Limited Condition Transaction, then (at the election of the Borrower) the lenders providing an Incremental Term Loan Facility may elect to limit the representations and warranties the accuracy of which are a condition precedent to the effectiveness of such Incremental Term Loan Facility in a customary “SunGard” manner for limited conditionality acquisitions, provided further that in such a case, on the date of, and as a condition to, the entering into of the definitive documentation for such Limited Condition Transaction all representations and warranties in the loan documentation shall be true and correct in all material respects on and as of such date (or, with respect to any representations and warranties that expressly refer to an earlier date, as of such earlier date).

The Borrower may seek commitments in respect of any Incremental Facility from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if such consent would be required for an assignment of loans or commitments, as applicable, to such Additional Lender.

PERMITTED REFINANCING
The Facilities Documentation will permit Borrower to refinance, in whole or in part, the Term Loans and Incremental Term Loans or loans and commitments under the Revolving Credit Facility from time to time, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest and fees payable by the terms of such indebtedness thereon and reasonable fees, expenses and original issue discount incurred in connection therewith), with:

(a)     one or more new term facilities under the Facilities Documentation (each, a “Refinancing Term Facility”) or, in the case of a refinancing of loans and commitments under the Revolving Credit Facility, one new revolving credit facility under the Facilities Documentation (each, a “Refinancing Revolving Facility;” the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), in each case with the consent of Borrower and the Lenders providing such Refinancing Facility (it being understood that such Refinancing Facility may be provided by existing Lenders (or, in the case of any Refinancing Revolving Facility, existing Lenders with commitments under the Revolving Credit Facility) (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to Administrative Agent’s reasonable consent (solely to the extent such consent would be required for an assignment to any such Lender under the Facilities Documentation) (and, in the case of any Refinancing Revolving Facility, each swingline lender and each RCF Fronting Bank, solely to the extent such consent would be required for an assignment to any such Lender under the Revolving Credit Facility), additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith), or
(b)    (i) one or more additional series of senior or junior unsecured notes or loans, subject, in the case of junior unsecured loans or notes, to customary subordination arrangements reasonably satisfactory to the Administrative Agent, or
(ii) senior secured loans or notes that will be secured by the Collateral on a pari passu basis with the Senior Credit Facilities subject customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (any such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”);
provided, that

(i)
any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of (or in the case of any series of senior unsecured notes or loans or second lien secured notes or loans, prior to the date 91 days after the maturity date of), or have a shorter weighted average life than, the loans being refinanced,

(ii)	any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Credit Facility being refinanced,

(iii)	there shall be no obligors in respect of any Refinancing Facilities that are not obligors with respect to the Senior Credit Facility,

(iv)
any secured Refinancing Debt (1) shall be subject to an intercreditor agreement and other reasonably customary documentation on terms reasonably satisfactory to the Administrative Agent, (2) shall not be secured by any assets that do not also constitute Collateral for the Senior Credit Facilities and (3) shall not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Facilities Documentation,

(v)
the proceeds of any Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata repayment of the outstanding loans under the facility (and to the permanent reduction in commitments of the Revolving Credit Facility, if applicable) being so refinanced, and to pay fees (including arrangement fees, upfront fees and original issue discount), premiums and expenses incurred in connection with the loans being refinanced and such Refinancing Debt.

(vi)	there shall be no more than a number of revolving credit facilities to be mutually agreed outstanding at any one time,

(vii)
the other terms and conditions of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) no more favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable (as reasonably determined by Borrower and Administrative Agent), than those applicable to the Term Loan, Incremental Term Loan or Revolving Credit  Facility being refinanced (except (A) for covenants or other provisions applicable only to periods after the latest final maturity date of (or, in the case of any series of senior unsecured notes or loans or second lien secured notes or loans, after the date 91 days after the latest final maturity date of) the Senior Credit Facilities existing at the time of such refinancing and (B) to the extent such terms are added to the Facilities Documentation pursuant to an amendment thereto subject to the reasonable satisfaction of the Administrative Agent), as certified by the chief financial officer of the Borrower in good faith prior to such incurrence or issuance and (x) the Facilities Documentation will contain additional customary terms and conditions regarding the incurrence or issuance of Refinancing Debt as shall be mutually agreed.

PURPOSE:
The proceeds of (i) the Term B Facility shall be used on the Closing Date to finance in part the Closing Date Transactions, including the consummation of the Acquisition, (ii) the Term A Facility shall be used on and after the Closing Date solely to finance in part the funding of any completion payments in connection with the Ichthys Project (and to reimburse the Borrower for any such payments made prior to the Closing Date), (iii) the PLOC Facility shall be used on and after the Closing Date to issue Performance Letters of Credit (including in replacement or continuation of, or to backstop, letters of credit outstanding on the Closing Date) and (iv) the Revolving Credit Facility shall be used on (subject to limitations to be agreed) and after the Closing Date for the issuance of Letters of Credit and to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:	The date of the satisfaction of the conditions in the Conditions Exhibit and the initial funding under the Senior Credit Facilities, to occur on or before the Outside Date (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I to this Exhibit B.

MATURITY:
The Term A Facility shall be subject to repayment according to the Scheduled Term Loan A Amortization (as defined below), with the final payment of all amounts outstanding under Term A Facility, plus accrued interest, being due five years after the Closing Date.

The Term B Facility shall be subject to repayment according to the Scheduled Term Loan B Amortization (as defined below), with the final payment of all amounts outstanding under Term B Facility, plus accrued interest, being due seven years after the Closing Date.
The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date; provided that the Facilities Documentation shall provide the right for individual Lenders under the Revolving Credit Facility to agree to extend the maturity date of the outstanding commitments under the Revolving Credit Facility upon the request of the Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed; provided, that no existing Lender will have any obligation to commit to any such extension.
The PLOC Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date.
SCHEDULED
AMORTIZATION/

AVAILABILITY:
Revolving Credit Facility: Loans under the Revolving Credit Facility may be made after the Closing Date on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit under the Revolving Credit Facility may be issued from time to time up to the applicable sublimit (if any) for Letters of Credit thereunder.

PLOC Facility: Performance Letters of Credit under the PLOC Facility may be issued from time to time up to the maximum principal amount of the PLOC Facility.

Term A Facility: The Term A Facility will be subject to quarterly amortization of principal on the last business day of each fiscal quarter of the Borrower (commencing with the last business day of the fiscal quarter in which the Term A Commitment Termination Date occurs), in a quarterly amount equal to 2.50% of the aggregate principal amount of all drawings under the Term A Facility on or prior to the Term A Commitment Termination Date (with applicable adjustments for voluntary and mandatory prepayments and Incremental Facilities); provided that all outstanding principal (along with accrued but unpaid interest) shall be due and payable on the maturity date for the Term A Facility (the “Scheduled Term Loan A Amortization”).

Term B Facility: The Term B Facility will be subject to quarterly amortization of principal on the last day of each fiscal quarter after the Closing Date (commencing on the last day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs), in a quarterly amount equal to 0.25% of the aggregate principal amount of the Term B Facility advanced on the Closing Date (with applicable adjustments for voluntary and mandatory prepayments and Incremental Facilities); provided that all outstanding principal (along with accrued but unpaid interest) shall be due and payable on the maturity date for the Term B Facility (collectively, the “Scheduled Term Loan B Amortization”).
MANDATORY PREPAYMENTS
AND COMMITMENT

REDUCTIONS:	In addition to the amortization set forth above, the following shall be applied to the prepayment, or a commitment reduction, as applicable, of the Senior Credit Facilities:

(a) 50% of Excess Cash Flow (to be defined in the Facilities Documentation and to be net the amount of internally generated funds expended during the applicable year in respect of certain permitted Restricted Payments, capital expenditures, acquisitions and certain other investments) for each fiscal year, commencing with the fiscal year ending December 31, 2019, provided that such percentage shall be (i) 25% if the Consolidated Leverage Ratio is less than 2.75 to 1.00 but greater than or equal to 2.25 to 1.00 as of the last day of the relevant fiscal year and (ii) 0% if the Consolidated Leverage Ratio is less than 2.25 to 1.00 as of the last day of the relevant fiscal year; provided further that all voluntary prepayments of the Senior Credit Facilities (with respect to the Revolving Credit Facility, to the extent accompanied by an equal permanent reduction in the commitments) made during such year or, without duplication, after year end and prior to the time such Excess Cash Flow payment is due, shall (to the extent applied to amortization payments due more than 90 days after the date of such voluntary prepayment) be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(b) 100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions in excess of a threshold to be mutually and reasonably agreed (excluding, without limitation, sales of inventory in the ordinary course of business, dispositions among the Borrower and its subsidiaries, dispositions with a fair market value less than an amount to be agreed upon) by the Borrower or any of its subsidiaries, and subject to the right to reinvest such proceeds within 12 months of receipt (or, if the Borrower or the applicable subsidiary has entered into a binding commitment with respect to such reinvestment within such 12 month period, within 18 months of receipt) in long-term assets used or useful in a permitted business, to permitted acquisitions and/or to make capital expenditures; and

(c) 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Facilities Documentation) by the Borrower or any of its subsidiaries;

(d) 100% of the net cash proceeds from the issuance of additional equity interests in, or equity-linked securities (including convertible notes) of, the Borrower (excluding any issuances made pursuant to any benefit or compensation plan) made after the date of this Commitment Letter and prior to the Closing Date; and

(e) 100% of the net cash proceeds received (or net cash outlays reduced) by the Borrower or any of its subsidiaries or joint ventures (including the Ichthys Project joint venture, but limited to the share of such joint venture allocable to the Borrower and its subsidiaries) as collections or recoveries with respect to the Ichthys Project (whether as insurance proceeds; payments or setoffs from joint venture partners, customers or subcontractors; receipts from judgments or settlements; or otherwise) but, for the avoidance, of doubt, excluding completion payments received in the ordinary course of business.

Each amount described in any of clauses (a) through (c) above shall be applied to the repayment of the Term Loan Facilities (including the funded portion of the Term A Facility, but not any unfunded commitments thereunder), pro rata among them, and to the principal installments thereof in direct order of maturity for the next four immediately succeeding amortization payments and thereafter to the remaining amortization payments (including the payment on the applicable maturity date) on a pro rata basis.
Each amount described in clause (d) above shall be applied to the reduction of the aggregate commitments in respect of the Term B Facility.
Each amount described in clause (e) above shall be applied (i) to the extent received prior to the Closing Date, to the reduction of the aggregate principal amount of the Term A Facility and (ii) to the extent received after the Closing Date, (A) first, to the repayment of loans under the Term A Facility, and to the remaining principal installments thereof (including the payment on the applicable maturity date) on a pro rata basis, and (B) second, if the Term A Commitment Termination Date has not occurred, to the reduction of unfunded commitments of, the Term A Facility.
If the Borrower is required to (or to offer to) repay, redeem or repurchase any other indebtedness which is secured on a pari passu basis with the Senior Credit Facilities with any amounts required to be used to repay the Senior Credit Facilities described in clauses (a) through (c) above, such amounts may be applied to the Senior Credit Facilities and such other pari passu debt, in each case on a ratable basis based on the outstanding principal amounts thereof.
Notwithstanding the foregoing, there will be no requirement to make any prepayment where (and to the extent) the Borrower or any of its subsidiaries would either (a) reasonably be expected to suffer material adverse tax consequences as a result of repatriating or upstreaming cash, or as a result of the obligation to repatriate or upstream cash, to make such prepayments (including the imposition of withholding taxes) or (b) be prohibited by applicable law.
Any Lender may decline any mandatory prepayment (each, a “Declined Amount”), in which case such Declined Amount may be retained by Borrower (and, for the avoidance of doubt, included in the Available Amount to the extent provided below).
OPTIONAL PREPAYMENTS
AND COMMITMENT

REDUCTIONS:
The Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to any premium described under the “Call Protection” section below and reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Eurocurrency Rate borrowings. Each such prepayment of the Term Loan Facilities shall be applied to the Term Loan Facilities, and to the principal installments of any such Term Loan Facility, in each case as the Borrower shall direct. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

CALL PROTECTION:
Notwithstanding the foregoing section, if on or prior to the six-month anniversary of the Closing Date, a Repricing Event (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.00% of the principal amount of loans under the Term B Facility subject to such Repricing Event (other than any Repricing Event made in connection with (i) a change of control, (ii) a sale of all or substantially all of the Borrower’s assets or (iii) a material acquisition that (A) is not a permitted acquisition, (B) is financed using the proceeds of indebtedness not permitted under the Facilities Documentation or (C) the consummation of which would cause the Facilities Documentation to not provide the Borrower and its subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith).

As used herein, the term “Repricing Event” shall mean (a) any voluntary prepayment or repayment of loans under the Term B Facility with the proceeds of, or any conversion of loans under the Term B Facility into, any new or replacement loans or similar bank indebtedness the primary purpose of which is to reduce the “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID but excluding any arrangement fees, structuring fees, commitment fees or similar fees payable in connection with the syndication of such loans) below the “effective yield” applicable to the loans under the Term B Facility subject to such event (as such comparative yields are reasonably determined by the Administrative Agent) and (b) any amendment to the Facilities Documentation the primary purpose of which is to reduce the “effective yield” (other than as a result of no longer applying the default rate) applicable to all or a portion of the loans under the Term B Facility (it being understood that any Call Premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called “yank-a-bank” provisions).

SECURITY:
Subject in all cases to the Limited Conditionality Provision with respect to the timing of the provision thereof, each Loan Party (each a “Grantor”) shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)
All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each subsidiary of any U.S. entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower).

(b)	All present and future intercompany debt owing to any Grantor.

(c)
All of the present and future personal property and assets of each Grantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.
The Security shall ratably secure the relevant Grantor’s obligations in respect of the Senior Credit Facilities (including its guarantee obligations) and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).
Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property, (ii) any leasehold interests in real property; (iii) motor vehicles and other assets subject to certificates of title, in each case, to the extent a lien thereon cannot be perfected by filing a UCC financing statement (or its equivalent in any applicable jurisdiction); (iv) pledges and security interests prohibited by applicable law, rule or regulation applicable to such Grantor after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition; (v) equity interests in any person that is not a subsidiary directly held by a Grantor to the extent either (a) a lien thereon is prohibited by or requires consent (other than of a Grantor and/or its affiliates) under the organizational documents or joint venture documents of such person and such consent has not been obtained (with no obligation to seek any such consent) or (b) the portion of the assets or revenues of such person represented by the equity interests therein held by all Grantors would not, if owned directly by one or more Grantors, constitute more than 5% of the assets or revenues of the Borrower and its domestic subsidiaries on a consolidated basis; (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any subsidiary thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (viii) “intent-to-use” trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (ix) any equity interests in a public company to the extent the grant thereof, after giving effect to applicable safe-harbors and other exceptions, would violate applicable U.S. margin regulations; (x) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower; (xi) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts located in the U.S.; and (xii) other exceptions to be mutually agreed upon. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”).
In addition, in no event shall (1) deposit or security account control agreements or control, lockbox or similar arrangements be required, (2) notices be required to be sent to account debtors or other contractual third parties unless an event of default has occurred and is continuing, (3) foreign-law governed security documents or perfection under foreign law be required or (4) any landlord and bailee waivers be required.
CONDITIONS PRECEDENT

TO CLOSING:
The availability of the initial borrowing and other extensions of credit under the Senior Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the Conditions Exhibit.

CONDITIONS PRECEDENT TO
ALL EXTENSIONS OF CREDIT

AFTER CLOSING DATE:
Each extension of credit under the Senior Credit Facilities after the Closing Date will be subject to the receipt of a customary borrowing notice and the satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Facilities Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit, (iii) in the case of a credit extension in an Alternative Currency under the Revolving Credit Facility or the Term A Facility, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it impracticable for such credit extension to be denominated in the relevant currency and (iv) solely with respect to extensions of credit under the Term A Facility, a certification from the Borrower that the proceeds thereof are being utilized solely to make payments (or to reimburse the Borrower for payments made by it prior to the Closing Date) with respect to the Ichthys Project.

DOCUMENTATION

PRINCIPLES:
The Facilities Documentation shall be drafted by counsel for the Administrative Agent and shall be consistent with the Commitment Letter and the Fee Letters, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to herein (subject to modification in accordance with any “market flex” provisions of the Arranger Fee Letter) and, except as otherwise provided herein, with exceptions, baskets, thresholds, grace and cure periods and carveouts (including “grower” baskets based on a percentage of total assets or EBITDA, as elected by the Borrower prior to the Closing Date) substantially similar to those set forth in (x) the Existing Borrower Credit Agreement (taking into account that the Existing Borrower Credit Agreement is an unsecured credit facility based on an assumed investment grade, or near-investment grade, rating) or (y) that certain Credit Agreement, dated as of October 17, 2014, among AECOM, a Delaware corporation, as borrower, certain subsidiary borrowers party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (taking into account that the borrower thereunder has a senior secured debt rating of Ba1 from Moody’s and BBB- from S&P, and the size and operations of the borrower and its subsidiaries thereunder relative to the size and operations of the Borrower and its subsidiaries), and shall be negotiated in good faith by the Borrower and the Lead Arranger giving due regard to (i) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, (ii) the general trends and risks affecting the industry of the Borrower and its subsidiaries and (iii) the prevailing market conditions at the time of syndication of the Senior Credit Facilities, and shall include such changes to reflect the current legal policies of the Administrative Agent to the extent consistent with current market practices, and operational, agency, assignment and related provisions not specifically set forth in this Term Sheet that are customarily included in current credit agreements with respect to which Bank of America acts as administrative agent, swingline lender and/or letter of credit issuer. This paragraph and the provisions herein are referred to as the “Documentation Principles”.

REPRESENTATIONS AND

WARRANTIES:
Limited to the following representations and warranties applicable to the Borrower and its subsidiaries (subject to exceptions and qualifications consistent with the Documentation Principles): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) taxpayer identification number, other identifying information; (xii) tax matters; (xiii) ERISA compliance (including a representation regarding Borrower not using “plan assets” under ERISA in connection with the Senior Credit Facilities); (xiv) identification of subsidiaries, equity interests and Loan Parties; (xv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xvi) status under Investment Company Act; (xvii) accuracy of disclosure; (xviii) compliance with laws; (xix) intellectual property, licenses, etc.; (xx) solvency (to be made on the Closing Date and each other time representations are made, including at each credit extension); (xxi) no casualty; (xxii) labor matters; (xxiii) collateral documents; (xxiv) PATRIOT Act, OFAC, anti-corruption laws; and (xxv) no Loan Party is an EEA Financial Institution (to be defined in the Facilities Documentation).

COVENANTS:
Limited to the following affirmative, negative and financial covenants applicable to the Borrower and its subsidiaries (subject to exceptions, qualifications and baskets as set forth below or to be agreed in the Facilities Documentation consistent with the Documentation Principles):

(a)
Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (including of any default, material adverse condition, litigation or ERISA event); (iv) payment of obligations and taxes; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws (including environmental laws) and material contracts; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) further assurances; (xiv) lien searches; (xv) designation as senior debt; and (xvi) anti-corruption laws.

(b)    Negative Covenants - Restrictions (in each case, in addition to the exceptions set forth below, with customary exceptions and baskets to be agreed) on:
(i) liens, with (A) a general basket in a dollar amount to be agreed and (B) a carveout for liens on projects supporting non-recourse project finance of project subsidiaries similar to such carveouts in the Existing Borrower Credit Agreement;
(ii) indebtedness (including guarantees and other contingent obligations), with (A) a carveout for debt constituting project financing and other permitted non-recourse indebtedness similar to such carveouts in the Existing Borrower Credit Agreement, (B) baskets for capital leases, purchase money debt, non-guarantor debt, receivables facilities, debt acquired or assumed in connection with a permitted acquisition and certain other secured debt, in amounts to be agreed and (C) unsecured debt subject to pro forma compliance with a Consolidated Leverage Ratio 0.25:1.00 inside the then-applicable maintenance covenant level;
(iii) investments (including loans and advances), with (A) a basket utilizing the Available Amount Basket (as defined below), (B) Permitted Acquisitions (to be defined in a manner consistent with the Documentation Principles), (C) baskets for investments in non-guarantor subsidiaries, in joint ventures and in similar businesses, and a general investment basket, all in amounts to be agreed, (D) a basket permitting unlimited investments subject to compliance with a pro forma Consolidated Leverage Ratio not to exceed 2.75:1.00, and (E) a carveout permitting the Borrower to contribute the proceeds of the Term A Facility to one or more of its subsidiaries organized under the laws of Australia for purposes of making of the payments described above under “Purpose”;
(iv) sales and other dispositions of property or assets, which shall be permitted subject to (x) a 75% cash consideration requirement for dispositions in excess of an amount to be agreed (with the ability to designate certain non-cash assets as cash), (y) a fair market value requirement, and (z) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”;
(v) share buybacks, payments of dividends and other distributions and prepayments of subordinated indebtedness (collectively, “Restricted Payments”), with (A) a basket utilizing the Available Amount Basket (subject to absence of event of default and pro forma compliance with a Consolidated Leverage Ratio 0.50:1.00 inside the then-applicable maintenance covenant level), (B) share buybacks in the ordinary course of business, consistent with past practice, from employees, officers, directors or consultants or pursuant to benefit plans, employment agreements or stock purchase plans, (C) a general basket in an annual amount to be agreed, (D) unlimited Restricted Payments subject to compliance with a pro forma Consolidated Leverage Ratio not to exceed 2.25:1.00 and (E) dividends in respect of the Borrower’s common stock in amounts (on a per share basis, subject to adjustments for any issuances, splits, reverse splits or other reductions or increases in the number of outstanding shares of common stock) consistent with the dividend plan of the Borrower disclosed to the Lead Arranger prior to the date of the Commitment Letter; and
(vi) the following: (A) changes in the nature of business, (B) transactions with affiliates, (C) burdensome agreements, (D) use of proceeds, (E) amendments of organizational documents, (F) changes in fiscal year or in accounting policies or reporting practices, (G) designation of other senior debt, (H) sale and leaseback transactions (which shall be permitted in the absence of an event of default so long as any corresponding capital leases and liens are permitted), (I) OFAC and other sanctions; and (J) FCPA and other anti-corruption laws.

(b)	Financial Covenants - The following (the “Financial Covenants”):

•	Term B Facility: None.

•	Revolving Credit Facility, Term A Facility and PLOC Facility:

o	Consolidated Interest Coverage Ratio (ratio of EBITDA to interest payments), not to be less than 3.00 to 1.00.

o
Consolidated Leverage Ratio not to be greater as of the end of any fiscal quarter than the following (provided that at any time prior to the Term A Commitment Termination Date, the Consolidated Leverage Ratio will be computed for all purposes to include as the outstanding amount of the Term A Facility the greater of (a) the actual amount outstanding or (b) the lesser of (i) $350 million and (ii) the actual loans outstanding plus the unused commitments thereunder):

Fiscal Quarter ending:	Maximum Consolidated Leverage Ratio
First Test Date (as defined below) through March 31, 2019	4.50 to 1.00
June 30, 2019 through September 30, 2019	4.25 to 1.00
December 31, 2019 through September 30, 2020	4.00 to 1.00
December 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00

Each of the ratios referred to above will be calculated as of the last day of each fiscal quarter of the Borrower on a consolidated basis for the Borrower and its subsidiaries for each consecutive four fiscal quarter period, beginning with the last day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs (the “First Test Date”).

EVENTS OF DEFAULT:
Limited to the following (to be applicable to the Borrower and its subsidiaries): (i) nonpayment in the required currency of principal, interest, fees or other amounts (subject, in the case of interest, fees and other amounts, to a 5 day grace period); (ii) failure to perform or observe covenants set forth in the Facilities Documentation within a specified period of time, where customary and appropriate, after such failure (provided that the failure to comply with any Financial Covenant shall not itself constitute an event of default for purposes of the Term B Facility unless and until the requisite Lenders under the Senior Credit Facilities other than the Term B Facility have actually declared all obligations under such facilities to be due and payable in accordance with the Facilities Documentation); (iii) any representation or warranty proving to have been incorrect in any material respect (without duplication of materiality) when made or confirmed; (iv) cross-default to other indebtedness in an amount equal to $100 million or greater (and such failure shall continue after any applicable grace period); (v) bankruptcy and insolvency defaults with respect to any Loan Party or Material Subsidiary (with 90 day grace period for involuntary proceedings); (vi) inability to pay debts (with respect to any Loan Party or Material Subsidiary); (vii) monetary judgment defaults in an amount equal to $100 million or greater (in excess of insurance) and nonmonetary judgment defaults that have, or could reasonably be expected to have a Material Adverse Effect; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any material provision of the Facilities Documentation; (x) any security interest in any material portion of the Collateral shall cease to be enforceable and of the same priority purported to be created thereby; (xi) change of control of the Borrower.

AVAILABLE AMOUNT:
The Facilities Documentation will include a provision for the availability of an amount (the “Available Amount Basket”), which can be used for investments and Restricted Payments and shall mean a cumulative amount equal to (a) $140 million, plus (b) the retained portion of Excess Cash Flow, plus (c) the cash proceeds of the issuance of equity interests by the Borrower (other than disqualified stock) after the Closing Date, plus (d) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (e) the net cash proceeds received by the Borrower and its subsidiaries from sales of investments made using the Available Amount Basket, plus (f) Declined Amounts.

LIMITED CONDITION

TRANSACTION:
For purposes of (i) determining compliance with any provision of the Facilities Documentation which requires the calculation of any leverage ratio or other financial test, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of total assets or EBITDA), in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice is given (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

ASSIGNMENTS AND

PARTICIPATIONS:
Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

PLOC Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the PLOC Facility in a minimum amount equal to $5 million.

Term A Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term A Facility in a minimum amount equal to $5 million.

Term B Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term B Facility in a minimum amount equal to $1 million.

Consents: The consent of the Borrower (which consent shall be deemed to have been provided in the event the Borrower shall not have objected within five business days of receiving notice of such proposed assignment) will be required unless (i) a payment or bankruptcy Event of Default has occurred and is continuing, (ii) in the case of any assignment under any Pro Rata Facility, the assignment is to a Lender under any Pro Rata Facility, an affiliate of such a Lender or an Approved Fund (as such term shall be defined in the Facilities Documentation) of such a Lender or (iii) such assignment is made prior to the Syndication Assistance Termination Date in connection with the initial syndication of the Senior Credit Facilities. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility, the PLOC Facility or an unfunded commitment under the Term A Facility to an entity that is not a Lender with a commitment in respect of the applicable facility, an affiliate of such a Lender or an Approved Fund in respect of such a Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of (i) each RCF Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility and (ii) each PLOC Facility Fronting Bank will be required for any assignment under the PLOC Facility.

No assignment or participation shall be made to any natural person, any Disqualified Lender, or (subject to “Buybacks” below) the Borrower or any of the Borrower’s affiliates or subsidiaries.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Facilities Documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date, releases of all or substantially all of the Collateral or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

Disqualified Lenders: The Facilities Documentation will provide that if any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent, then the Borrower may, at its sole expense and effort, (a) terminate any commitment of the relevant Disqualified Lender and repay all obligations under the Facilities Documentation owing thereto, (b) purchase any term loans held by such Disqualified Lender at the lesser of (i) par and (ii) the amount that such Disqualified Lender paid to acquire such term loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it under the Facilities Documentation and/or (c) require such Disqualified Lender to assign and delegate, without recourse, all of its interests, rights and obligations under the Facilities Documentation to one or more eligible assignees that shall assume such obligations at the lesser of (x) par and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it under the Facilities Documentation; provided that (i) the Borrower shall have paid to the Administrative Agent the applicable assignment fee, (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (b), the Borrower shall not use the proceeds from any loans under the Senior Credit Facilities to prepay term loans held by Disqualified Lenders. The Administrative Agent shall be entitled to make available to all Lenders the list of Disqualified Lenders. In addition, each assignment and assumption shall include a representation that the assignee is not a Disqualified Lender (and the Administrative Agent may rely conclusively on such representation). In no event shall the Administrative Agent have any liability with respect to the contents, maintenance or distribution of Disqualified Lender list, or any assignment to a Disqualified Lender. Notwithstanding the foregoing, (a) in no event shall the Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof or of the Facilities Documentation relating to Disqualified Lenders or the list of such Disqualified Lenders and (b) without limiting the generality of the foregoing clause (a), the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

AMEND & EXTEND
The Facilities Documentation shall provide the right for any individual Lender to agree to extend the maturity date and/or decrease scheduled amortization of its outstanding Term Loan or Incremental Term Loans and/or extend the commitment expiration date of its portion of the Revolving Credit Facility upon the request of Borrower without the consent of the Administrative Agent or any other Lender on to be determined terms and conditions.

BUYBACKS
Borrower shall have the right, at its option, to repurchase the loans under the Term B Facility and any Incremental Term Loans constituting “term B” loans pursuant to customary auction procedures or pursuant to open market purchases on a non-pro rata basis, in each case so long as (i) no event of default shall have occurred and be continuing, (ii) all such Term Loans and Incremental Term Loans so acquired shall be immediately cancelled, (iii) the Revolving Credit Facility shall not be utilized to effect any such repurchase and (iv) the Borrower shall either (A) provide a “no MNPI” representation at the time of the buy back or (B) disclose to the relevant Lenders that it is not making such “no MNPI” representation.

DEFAULTING LENDERS
The Loan Documents shall contain customary provisions relating to “defaulting” Lenders consistent with the Documentation Principles, including provisions relating to providing cash collateral to support Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and assignment of commitments or Loans of such Lenders.

WAIVERS AND

AMENDMENTS:
Amendments and waivers of the provisions of the loan agreement and other Facilities Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities (subject to the provisions of the Commitment Letter relating to assignments prior to the Closing Date), (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the Collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment; and (c) only the consent of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Revolving Credit Facility, the PLOC Facility and the Term A Facility shall be required to change the Financial Covenants (or any defined term used therein or in the definitions of such defined terms) or waive a default with respect thereto; and (d) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable facility shall be required with respect to certain other matters. The Facilities Documentation shall contain customary “amend and extend” provisions.

INDEMNIFICATION:
The Loan Parties will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each other agent, each Lender, each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the execution or delivery of any Facilities Documentation or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, the consummation of the Senior Credit Facilities or any of the other Transactions or, in the case of the Administrative Agent (and any sub-agent thereof) and its related parties only, the administration of the Facilities Documentation, (b) any loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any environmental liability related in any way to the Borrower or any of its subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under the Facilities Documentation or (iii) a dispute solely among Indemnified Parties not arising from any act or omission of the Borrower or any of the Borrower's affiliates (other than a claim against any agent, arranger or lender solely in its capacity as an arranger or agent or any similar capacity under any of the Facilities); provided that, in the case of legal expenses, the Loan Parties’ obligations hereunder shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction (including Australia), one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise, and such additional counsel are necessary to resolve such conflicts and are notified in writing to you.

GOVERNING LAW:	State of New York.

FEES AND EXPENSES:	As set forth in Addendum I to this Exhibit B.
COUNSEL TO THE

ADMINISTRATIVE AGENT:	McGuireWoods LLP.

OTHER:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Facilities Documentation will contain customary provisions consistent with the Documentation Principles with respect to increased costs, withholding tax, capital adequacy, yield protection, EU Bail-In, replacement of lenders and a representation by the Lenders with respect to certain ERISA matters.

Addendum I to Exhibit B
PRICING, FEES AND EXPENSES

INTEREST RATES:
The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be the Eurocurrency Rate (to be defined in the Facilities Documentation with respect to the applicable currency, and which shall not in any event be less than 0%) plus the Applicable Margin (as defined below) or, solely in the case of loans made in U.S. Dollars, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Bank of America prime rate and (c) the one month LIBOR for U.S. Dollars (which shall in no event be less than 0%) plus 1.00%) plus the Applicable Margin.

“Applicable Margin” means (a) with respect to the Senior Credit Facilities other than the Term B Facility (the “Pro Rata Facilities”), (i) from the Closing Date until the delivery of financial statements for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, the percentage per annum set forth at Tier II in the Pricing Grid (as defined below) and (ii) thereafter, a percentage per annum to be determined in accordance with the Pricing Grid based on the Consolidated Leverage Ratio and (b) with respect to the TLB Facility, if the CFR Rating (as defined below) is (i) Level 1, 2.75% per annum, (ii) Level 2, 3.00% per annum or (iii) Level 3, 3.25% per annum. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin with respect to the Pro Rata Facilities.
The Borrower may select interest periods of one, two, three or six months for Eurocurrency Rate loans or, upon consent of all of the Lenders under the applicable facility, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.
During the continuance of any default under the Facilities Documentation, the Applicable Margin on overdue obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).
The Facilities Documentation for the Senior Credit Facilities will include the Administrative Agent’s customary provisions for the replacement of LIBOR in the event of its non-temporary unavailability or replacement.

COMMITMENT FEE:
Commencing on the Closing Date, a commitment fee shall be payable on the actual daily unused portions of the Senior Credit Facilities (including the Term A Facility) at a rate per annum equal to (a) from the Closing Date until the delivery of financial statements for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, the percentage per annum set forth at Tier II in the Pricing Grid and (b) thereafter, a percentage per annum to be determined in accordance with the Pricing Grid. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

LETTER OF CREDIT FEES:
With respect to Financial Letters of Credit and Commercial Letters of Credit, letter of credit fees shall be payable on the maximum amount available to be drawn under each such Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to Eurocurrency Rate loans under the Revolving Credit Facility.

With respect to Performance Letter of Credit, letter of credit fees shall be payable on the maximum amount available to be drawn under each Performance Letter of Credit (whether issued under the Revolving Credit Facility or the PLOC Facility) at a rate per annum equal to (a) from the Closing Date until the delivery of financial statements for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, the percentage per annum set forth at Tier II in the Pricing Grid and (b) thereafter, a percentage per annum to be determined in accordance with the Pricing Grid. Such fees will be (i) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (ii) shared proportionately by the Lenders under the Revolving Credit Facility or the PLOC Facility, as applicable. In addition, a fronting fee shall be payable to the applicable Fronting Bank for its own account, in an amount to be mutually agreed, with respect to each Letter of Credit.

PRICING GRID:
The Applicable Margin, the commitment fee rate and each letter of credit fee rate shall be determined in accordance with the following pricing grid based on the Consolidated Leverage Ratio (the “Pricing Grid”), and assuming a CFR Rating at Level 2, commencing with the date of delivery of financial statements for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs:

Tier	Consolidated Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurocurrency Rate Loans / Financial Letter of Credit Fee Rate / Commercial Letter of Credit Fee Rate	Commitment Fee Rate	Performance Letter of Credit Fee Rate
I	> 4.00:1.00	2.00%	3.00%	0.400%	1.80%
II	< 4.00:1.00, but > 3.00:1.00	1.75%	2.75%	0.350%	1.65%
III	< 3.00:1.00, but > 2.00:1.00	1.50%	2.50%	0.325%	1.50%
IV	< 2.00:1.00	1.25%	2.25%	0.300%	1.35%

; provided, that (a) in the event the CFR Rating is Level 1, (i) the rate per annum in the columns labeled “Applicable Margin for Base Rate Loans” and “Applicable Margin for Eurocurrency Rate Loans / Financial Letter of Credit Fee Rate / Commercial Letter of Credit Fee Rate” will decrease by 0.25% at each Tier and (ii) the rate per annum in the column labeled “Commitment Fee Rate” will decrease by 0.05% at each Tier, and (b) in the event the CFR Rating is Level 3, (i) the rate per annum in the columns labeled “Applicable Margin for Base Rate Loans” and “Applicable Margin for Eurocurrency Rate Loans / Financial Letter of Credit Fee Rate / Commercial Letter of Credit Fee Rate” will increase by 0.25% at each Tier and (ii) the rate per annum in the column labeled “Commitment Fee Rate” will increase by 0.05% at each Tier. At each Level of CFR Rating and at each Tier of the Pricing Grid, the “Performance Letter of Credit Fee Rate” will equal a rate per annum that is 60% of the Applicable Margin for Eurocurrency Rate Loans.
“CFR Rating” means the corporate family rating of the Borrower in effect on the date of determination with respect to the setting of pricing and allocation of the Senior Credit Facilities as determined by either or both of S&P or Moody’s (collectively, the “CFR Ratings”) after January 1, 2018 and giving effect to the Transactions; provided that (a) if the respective CFR Ratings issued by the foregoing rating agencies differ by one level, then the higher of such CFR Ratings shall apply (with the CFR Rating for Level 1 being the highest and the CFR Rating for Level 3 being the lowest); (b) if there is a split in CFR Ratings of more than one level, then the Level that is one level lower than the Level of the higher CFR Rating shall apply; (c) if the Borrower has only one CFR Rating or does not have any CFR Rating, Level 3 shall apply. The Levels for the CFR Rating shall be:

Level	CFR Ratings S&P/ Moody’s
1	BB/Ba2 or better
2	BB-/Ba3
3	B+/B1 or worse

CALCULATION OF

INTEREST AND FEES:
Other than calculations in respect of the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD

PROTECTION:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Facilities Documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger (limited to one primary counsel, reasonably necessary specialty counsel and reasonably necessary local counsel in each relevant local jurisdiction (which shall in any event include Australia)), regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Facilities Documentation, limited in the case of legal fees of counsel to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction (including Australia), one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise, and such additional counsel are necessary to resolve such conflicts and are notified in writing to you.

EXHIBIT C
(to Commitment Letter dated as of February 22, 2018)
PROJECT SAPPHIRE
KBR, INC.
CONDITIONS PRECEDENT TO CLOSING DATE
Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.
The closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction of the following conditions precedent:

1.
Subject in all respects to the Limited Conditionality Provision, the Facilities Documentation, which shall be consistent with the Documentation Principles, will have been executed and delivered to the Lead Arranger and the Administrative Agent and the Lead Arranger shall have received customary legal opinions (including customary opinions of special counsel and local counsel (including Australia counsel) as may be reasonably requested by the Administrative Agent), evidence of authorization, organizational documents, good standing certificates (or foreign equivalent, in each case with respect to the applicable jurisdiction of incorporation or organization of each Loan Party to the extent applicable in such jurisdiction), a customary officer’s certificate, a customary borrowing notice and a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Closing Date Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C.

2.
The Lead Arranger shall have received satisfactory evidence that (a) the Refinancing shall have been consummated or will be consummated substantially concurrently with the initial borrowing under the Senior Credit Facilities (including customary payoff letters, commitment terminations and lien releases), (b) all obligations of the Target under that certain Credit Agreement dated as of October 30, 2017 (the “Existing Target Credit Agreement”) by and among the Target, certain subsidiaries of the Target, Bank of America, N.A., as administrative agent, and the lenders and other parties party thereto (as amended through the date of the Commitment Letter), shall have been repaid (or will be repaid substantially concurrently with the initial borrowing under the Senior Credit Facilities) and all commitments to extend credit under such credit agreement shall have been terminated and any security interests and guarantees in connection therewith shall have been (or shall be substantially concurrently with the initial borrowing under the Senior Credit Facilities) terminated and/or released and all letters of credit terminated (other than those grandfathered into, backstopped by or cash collateralized under the Senior Credit Facilities) (including customary payoff letters, commitment terminations and lien releases), and (c) subject to the Limited Conditionality Provision, the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) lien and security interest in the Collateral.

3.	Since the date of the Purchase Agreement, there shall not have been a Material Adverse Effect (as defined in the Purchase Agreement).

4.
The Lead Arranger shall have received true and correct fully-executed copies of the Purchase Agreement (including all exhibits, annexes, schedules, other attachments and other disclosure letters thereto). The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Credit Facilities shall be consummated (including the consummation of the applicable regulatory requirements and receipt of the applicable third party consents, in each case, as set forth in the Purchase Agreement), in each case in accordance with the terms of the Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders, the Administrative Agent and the Lead Arranger; provided that (1) any amendment to the definition of “Material Adverse Effect “and any amendment to the “Xerox” provisions or the governing law provisions in the Purchase Agreement shall, in each case, be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead Arranger and shall require the consent of the Lead Arranger (not to be unreasonably withheld, delayed or conditioned), (2) any reduction to the purchase price in respect of the Acquisition by more than 10% shall be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead Arranger unless such reduction is applied to reduce the principal amount of the Term B Facility dollar for dollar, (3) any increase in the purchase price in respect of the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent or the Lead Arranger unless such increase is funded with indebtedness (other than borrowings under the Revolving Credit Facility to the extent permitted to be funded on the Closing Date hereunder), and (4) any increase or decrease in the purchase price in respect of the Acquisition pursuant to any purchase price or similar adjustment provisions set forth in the Purchase Agreement (as in effect on the date hereof) shall not constitute a modification, amendment, consent or waiver to the Purchase Agreement.

5.
The Administrative Agent, the Lead Arranger and each Lender shall have received at least one business day before the Closing Date all documentation and other information about the Loan Parties and their subsidiaries that shall have been reasonably requested by the Administrative Agent, the Lead Arranger or a Lender in writing at least five business days prior to the Closing Date and that the Administrative Agent, the Lead Arranger and/or any Lender reasonably determines is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (provided that such information shall, to the extent requested at least 10 business days prior to the Closing Date, have been provided at least five business days prior to the Closing Date).

6.
The Lead Arranger shall have received (a) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), (b) consolidated forecasts for the Borrower and its subsidiaries (after giving effect to the Transactions) of balance sheets, income statements and cash flow statements on an annual basis for each year during the five-year term of the Pro Rata Facilities and on a quarterly basis for the first year after the Closing Date, (c) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (it being agreed that public filing of the required financial statements on Form 10-K by the Borrower will be deemed to satisfy the foregoing requirements in this clause (c)), (d) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries for, the fiscal years ended September 30, 2015, September 30, 2016 and September 30, 2017 (it being agreed that as of the date hereof, the Lead Arranger has received the historical financial statements referred to in this clause (d)), (e) unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Borrower and its consolidated subsidiaries ended after December 31, 2017 and ended at least 45 days before the Closing Date and (f) unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target and its consolidated subsidiaries ended after September 30, 2017 and ended at least 45 days before the Closing Date.

7.
All (a) fees required to be paid on the Closing Date pursuant to the Commitment Letter and/or the Fee Letters in connection with the Senior Credit Facilities and (b) reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent, with respect to out-of-pocket expenses, invoiced at least three business days (or such shorter time as the Borrower may agree) prior to the Closing Date)) shall, substantially concurrently with the initial borrowing under the Senior Credit Facilities, have been paid.

8.
The Lead Arranger shall have been afforded a “Marketing Period” of at least 20 consecutive business days after receipt of all information customarily provided by a borrower for inclusion in the Confidential Information Memorandum with respect to senior secured credit facilities to be utilized in connection with acquisition transactions (the “Required Bank Information”) to syndicate the Senior Credit Facilities; provided that such 20 business day period shall exclude March 30, 2018. If you in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Lead Arranger written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank Information on the date such notice is received, unless the Lead Arranger in good faith reasonably believes that you have not completed delivery of such Required Bank Information and, within three business days after its receipt of such notice from you, the Lead Arranger delivers a written notice to you to that effect (stating with specificity what Required Bank Information you have not delivered).

9.
The Specified Representations and the Specified Purchase Agreement Representations are true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), as certified by a responsible officer of the Borrower, and the Closing Date and initial funding of the Senior Credit Facilities shall have occurred on or before the Outside Date.  In the event the Acquisition closes prior to the Closing Date, the accuracy of the Specified Purchase Agreement Representations (and whether you or your applicable affiliates would have had the right to terminate your and/or their obligations under the Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Purchase Agreement, as a result of a breach of such representation in the Purchase Agreement on the Closing Date) will be determined as if the Acquisition were closing on the Closing Date.

10.
CONFIDENTIAL        ANNEX I to EXHIBIT C

Form of Solvency Certificate
Date: _____
Reference is made to Credit Agreement, dated as of [●], 2018 (the “Credit Agreement”), among KBR, INC., a Delaware corporation (the “Borrower”), the other borrowers party thereto as of the date hereof (if any), the lending institutions from time to time parties thereto (the “Lenders”), and Bank of America, N.A,, as Administrative Agent.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.
The undersigned certifies that [he/she] is the duly appointed, qualified and acting chief financial officer of the Borrower. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this certificate in connection with the Transactions.
Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, based on such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, after giving effect to the consummation of the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions:

1.
The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.
The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.
The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.
IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

KBR, INC.

By:

Name:
Title: Chief Financial Officer

13
98666470_6